EXHIBIT 23.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
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www.sealebeers.com


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We consent to the use, in the statement on Form S-1/A Amendment 5 of Kids Germ
Defense Corp of our report dated August 21, 2009 on our audit of the financial statements of Kids Germ Defense Corp as of March 31, 2009, and the related statements of operations, stockholders' equity and cash flows for the period from inception on January 16, 2009 through March 31, 2009, and the reference to us under the caption "Experts."


/S/ SEALE AND BEERS, CPAS

Seale and Beers, CPAs
Las Vegas, Nevada
November 23, 2009


50 S. Jones Blvd, Ste 202, Las Vegas, NV 89107 (888) 727-8251 Fax (888) 782-2351
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